EXHIBIT 99

                     MODINE MANUFACTURING COMPANY
           2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


     1. PURPOSE. The Modine Manufacturing Company 2000 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") is intended to promote the interests of Modine Manufacturing Company (the "Company") and its stockholders by providing potential compensation for the non-employee members of the Company's Board of Directors, thereby assisting the Company in its efforts to attract and retain well qualified individuals to serve as its directors. Options granted under the Directors' Plan are intended to be of a type that does not meet all of the requirements of Section 422A of the Internal Revenue Code of 1954 as heretofore and hereafter amended, and the Directors' Plan shall be construed so as to carry out that intention.

     2. ADMINISTRATION.

        (a) Procedure; Disinterested Directors.  The Board will
            ----------------------------------
administer the Plan; provided, however, that the Board may appoint a committee (the "Committee") of two (2) or more directors to administer the Plan if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        (b) Powers.  Grants of Options under the Plan and the amount,
            ------
price, and timing of the awards to be granted will be automatic as described in Section 5. However, all questions of interpretation of the Plan will be determined by the Board or the Committee, as applicable, and such determination will be final and binding upon all parties.

        (c) Section 16 Compliance.  Transactions under this Directors'
            ---------------------
Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Directors' Plan or action by the Board or Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board or Committee. In addition, to the extent a participant (who is also a Reporting Person under Rule 16b-3 or its successors) engages in an opposite way transaction that jeopardizes the exemption, it shall be deemed null and void.

     3. PARTICIPANTS. Participants shall consist of all present or future directors of the Company who are not employees of the Company.

     4. SHARES RESERVED UNDER THE DIRECTORS' PLAN. There is hereby reserved for issuance under the Directors' Plan an aggregate of five hundred thousand (500,000) shares of Common Stock, $0.625 par value, which may be newly-issued, authorized but heretofore unissued shares or shares reacquired by the Company, including shares purchased on the
open market.   Any shares subject to Directors' Stock Options or
issued under such options may thereafter be subject to new options under this Directors' Plan, if there is a lapse, expiration or termination of any such options prior to issuance of the shares or if shares are issued under such options, and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

     5. NUMBER OF SHARES TO BE GRANTED EACH ELIGIBLE DIRECTOR;
EXERCISE.

        (a) Automatic Grant.  Within thirty (30) days after election
            ---------------
or re-election to the Board of Directors by the Company's stockholders, each director so elected or re-elected shall be automatically granted an option for that number of shares equal to the multiple of six thousand (6,000) and the number of years in the term to which he has been elected to the Company's Board of Directors.

               (i) On the effective date of the Directors'
        Plan, there shall be a one-time immediate option grant to Participants elected or re-elected as directors in 1999 of two thousand (2,000) shares and to Participants elected or re-elected in 1998 of one thousand (1,000) shares.

        (b) Exercise.  An option may be exercised in whole at any time
            --------
or in part from time to time.

        (c) Written Agreement.  Each option shall be evidenced by an
            -----------------
appropriate written agreement, the form of which shall be consistent with the terms and conditions of the Directors' Plan and applicable law, and which shall be signed by one or more designated members of the Board or Committee and the non-employee director.

     6. OPTION PRICE; TERM. Directors' Stock Options shall consist of options to purchase shares of Common Stock at purchase prices not less than 100 percent of the fair market value of the shares on the date the option is granted. The fair market value per share shall be the closing price per share of the Common Stock on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System on the date of grant. If the Common Stock ceases to be listed on the NASDAQ National Market System, the Board shall designate an alternative method of determining the fair market value of the Common Stock. Such options will be exercisable not later than ten years after the date they are granted and will terminate no later than three years after termination of director status for any reason other than death.

    7. FORM OF PAYMENT. Payments required upon a particular exercise of Directors' Stock Options under the Directors' Plan may be made in the form of (a) cash; (b) Company Stock; (c) a combination of Company Stock and cash; or (d) such other forms or means which the Board or Committee shall determine at its discretion and in such manner as is consistent with the Directors' Plan's purpose and applicable Internal Revenue Service, Securities Exchange Commission, or other laws or regulations.

    8. WITHHOLDING TAXES. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any exercise of any Stock Option granted under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld. Such withholding obligations may be settled with Common Stock, including Common Stock that is received upon the exercise of the Stock Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Board or Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections or the timing of the use of Common Stock, for the settlement of its withholding obligations.

     9. ADJUSTMENT PROVISIONS.

        (a) Changes in Capitalization.  If the Company shall at any
            -------------------------
time change the number of issued shares of Common Stock without new consideration to the Company (by stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under this Directors' Plan and the number of shares covered by each outstanding Director's Stock Option shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such option shall not be changed.

        (b) Reorganizations, sale, etc.  Directors' Stock Options may
            --------------------------
also contain provisions for their continuation, acceleration, immediate vesting, or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, dissolution, liquidation, or similar occurrences.

    10. NONTRANSFERABILITY. Each Director's Stock Option granted under the Directors' Plan to a participant shall not be transferable by him otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and shall be exercisable, during his lifetime, only by him. In the event of the death of a participant prior to termination of any Director's Stock Options held by him hereunder, each Director's Stock Option theretofore granted to him shall be exercisable to the extent provided therein but not later than one year after his death (and not beyond the stated duration of the Director's Stock Option). Any such exercise shall be made only:

        (a) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Director's Stock Option shall pass by will or the laws of descent and distribution; and

        (b) To the extent, if any, that the deceased participant was entitled at the date of his death.

    11. OTHER PROVISIONS. The award of any Director's Stock Option under the Directors' Plan may also be subject to such other provisions (whether or not applicable to the Director's Stock Option awarded to any other participant) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Stock under Directors' Stock Options, provisions to assist the participant in financing the acquisition of Common Stock, provisions for the forfeiture of, or restriction on resale or other disposition of shares acquired under Directors' Stock Options, provisions giving the Company the right to repurchase shares acquired under Directors' Stock Options in the event the participant elects to dispose of such shares, provisions to comply with federal and state tax or securities laws, or understandings or conditions as to the length of the participant's term as a director in addition to those specifically provided for under the Directors' Plan.

    12. TENURE. A participant's right, if any, to continue to serve the Company as a director shall not be enlarged or otherwise affected by his designation as a participant under the Directors' Plan.

    13. TERM; TERMINATION; AMENDMENTS.

        (a) Term.  No Director's Stock Option shall be granted more
            ----
than ten years after the date of adoption of this Directors' Plan; provided, however, that the terms and conditions applicable to Directors' Stock Options granted within such period may thereafter be amended or modified by mutual agreement between the Company and the participant or such other person as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, or under any future plan of the Company, Directors' Stock Options may be granted to such participant in substitution and exchange for and in cancellation of, any Directors' Stock Options previously granted such participant under this Directors' Plan.

        (b) Termination.  The Plan may be terminated at any time by
            -----------
the Board or by the approval by the holders of a majority of the shares of the Common Stock present, or represented, and entitled to vote at a meeting held for such purpose.

        (c) Amendment.  The Plan may be amended by the Board or
            ---------
Committee; provided however, that (i) no amendment shall be made that would impair prior grants or rights of a participant without his consent; (ii) no amendment shall be made more frequently than once every six months, unless such amendment is required because of changes in the Internal Revenue Code or the Employee Retirement Income Security Act; (iii) no amendment shall be made which would prevent a participant's participation in the Plan from being entitled to an exemption from Section 16(b) of the Act.

    14. EFFECTIVE DATE. The Directors' Plan has been adopted by the Board of Directors on May 17, 2000, and shall be effective July 1, 2000.